EXHIBIT 10.19

FIRST AMENDMENT

TO THE

ZIONS BANCORPORATION

PAYSHELTER 401(K) AND EMPLOYEE STOCK OWNERSHIP PLAN

This First Amendment to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”) is made and entered into this 20th day of November, 2003, by the Zions Bancorporation Benefits Committee for and on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore entered into the Plan, which Plan has been amended and restated in its entirety effective for the Plan Year commencing on January 1, 2003, and for all plan years thereafter, and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part, and

WHEREAS, the Zions Bancorporation Benefits Committee, for and on behalf of the Employer, now desires to amend the Plan to clarify the circumstances under which an employee is entitled to receive an allocation of employer non-elective contributions and further to clarify how vesting service will be credited under the Plan, including vesting service based on prior service of an employee with a company acquired by the Employer,

NOW THEREFORE, in consideration of the foregoing premises and mutual covenants herein contained, the Zions Bancorporation Benefits Committee amends the Plan as follows (changes are noted in bold italics):

1.	Section 3.10 is amended to read as follows:

3.10 “Year of Vesting Service” shall mean:

(a)	for Plan Years commencing prior to January 1, 2002, a Vesting Computation Period during which an Employee has completed at least one (1) Hour of Service. For Plan Years commencing on or after January 1, 2002, “Year of Vesting Service” shall mean a Vesting Computation Period during which an Employee has completed at least one thousand (1000) Hours of Service. Subject to Section 11.05 a Participant’s Years of Vesting Service shall be determined based on all Vesting Computation Periods containing or beginning after his Employment Commencement Date or Re- employment Commencement Date, provided that service prior to the date an Employee has attained Age 18 shall not be taken into account. Any individual who was a Leased Employee and who subsequently becomes an Eligible Employee shall be credited with all Years of Service as a Leased Employee for purposes of determining Years of Vesting Service.

(b)	with respect to a Merged Employee for Plan Years commencing prior to the Merger Date, a calendar year during which the Merged Employee has completed at least one (1) hour of service for the Merged Employer. For Plan Years commencing on or after the Merger Date, “Year of Vesting Service” shall mean a Vesting Computation Period during which the Merged Employee completes at least one thousand (1000) Hours of Service. All creditable Years of Vesting Service determined under the above rules for a Merged Employee shall be credited under this Plan as of the Merged Employee’s Employment Commencement Date. For purposes of this Section 3.10:

(1)	“Merged Employee” shall mean an Employee who immediately prior to his Employment Commencement Date, was employed by a Merged Employer.

(2)	“Merged Employer” shall mean an entity which was acquired by (whether as a stock or asset acquisition) or merged into the Plan Sponsor or another Employer who has adopted this Plan.

(3)	“Merger Date” shall mean the date designated in any agreement or contract of merger, sale or acquisition as the date on which the acquisition of the Merged Employer by the Plan Sponsor or Employer is considered complete.

2.	Section 6.02(c) is amended to read as follows:

(c)

Employer Non-Elective Contributions made pursuant to Section 5.07 shall be allocated on each Annual Valuation Date to each Participant’s Account who satisfies the requirements of Section 6.04(b). The Employer’s Non-Elective Contribution shall be credited to the Accounts of eligible Participants in an amount equal to that percentage of each annual Employer Non-Elective Contribution to this Plan which is in the same proportion that each Participant’s Annual Compensation for the Plan Year for which the Employer makes the Non-Elective Contribution bears to the total Annual Compensation of all Participants for the Plan Year. For purposes of this Section 6.02(c) only Compensation paid to the Employee from and after the date applicable to the Participant as provided in sub-section 6.04(c) shall be taken into account. At the time the Employer makes its Non-Elective Contribution the Employer shall designate to the Administrator the Plan Year for which the Non-Elective Contribution shall be deemed to have been made (which may be the current Plan Year or the immediately prior Plan Year, as the Employer deems appropriate). If the Employer makes no designation, the Employer’s Non-Elective Contribution shall be deemed to have been made for the Plan Year which begins concurrent with or within the taxable year of the Employer for which the Employer claims a deduction under Code §404.

3.	Section 6.04(b) is amended and a new sub-section (c) is added to Section 6.04 to read as follows:

(b)	Except as otherwise provided in this Section 6.04, the Administrator shall determine allocations of Employer Non-Elective Contributions on the basis of the Plan Year. In allocating Employer Non-Elective Contributions to a Participant’s Account, the Administrator shall take into account only Compensation paid the Employee from and after the date applicable to the Participant as provided in sub-section (c) below. For any Plan Year Employer Non-Elective Contributions shall be allocated only to Accounts of Participants who complete at least one thousand (1000) Hours of Service during the Plan Year and who are employed by the Employer on the last day of the Plan Year. The rules set forth in subsection (c) below shall also apply in determining when the Participant is eligible to receive an Employer Non-elective Contribution.

(c)	If an Employee becomes a Participant in the Plan prior to the first anniversary of his Employment Commencement Date, he shall not receive an allocation of Employer Non-Elective Contributions (regardless of the number of his Hours of Service or the amount of his Elective Deferrals) for any period prior to the earlier of January 1 or July 1 following the first anniversary of his Employment Commencement Date. From and after the applicable date the Participant shall be entitled to an allocation of Employer Non-Elective Contributions for the Plan Year, without regard to whether the Participant has been continuously employed from his Employment Commencement Date, provided the Participant first satisfies the Hours of Service and employment requirements of sub-section (b) above.

4. This Amendment shall be effective January 1, 2003, and for all Plan Years commencing thereafter, and shall apply to all employees employed by the Employer on or after that date and to all participants who have an account balance in the Plan on or after that date.

5.	In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, the Zions Bancorporation Benefits Committee has caused this Amendment to the Plan to be duly executed as of the date and year first above written.

Zions Bancorporation Benefits Committee

By:	/s/ Merrill Wall
Its:

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